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                                    EXHIBIT 23(A)
                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

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INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 033-91916 of Glenbrook Life and Annuity Company on Form S-1 of our report dated February 20, 1998 relating to the financial statements and financial statement schedule of Glenbrook Life and Annuity Company, appearing in the Prospectus, and our report dated February 20, 1998 relating to the financial statements of Glenbrook Life and Annuity Company Variable Annuity Account contained in the Statement of Additional Information (which is incorporated by reference in the Prospectus of Glenbrook Life and Annuity Company) which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP


Chicago, Illinois
March 30, 1998